Exhibit (d)

Opinion of counsel to
the Depositary

Patricia Brigantic Director	Citibank, N.A. Global Transaction Services 388 Greenwich Street 19th Floor New York, NY 10013

Tel 212 816-0885 Fax 212 816-2689 patricia.brigantic@citigroup.com

May 10, 2006

Citibank, N.A.
ADR Department
388 Greenwich Street
New York, NY 10013

Re:	American Depositary Receipts evidencing American Depositary Shares representing shares of capital stock, no par value, of Keppel Corporation Limited

Ladies and Gentlemen:

I refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (“SEC”) by the legal entity created by the Deposit Agreement (as hereafter defined) for the purpose of registering under the Securities Act of 1933, as amended (“Securities Act”), 40,000,000 American Depositary Receipts (“ADSs”) to be issued under the Deposit Agreement dated as of May 31, 1989, by and among Citibank, N.A. as Depositary, Keppel Corporation Limited, a company incorporated under the laws of the Republic of Singapore, (the “Company”) and all Holders from time to time of ADRs issued thereunder (the “Deposit Agreement”). Each ADR will represent, subject to the terms and conditions of the Deposit Agreement, two shares of capital stock, no par value, of the Company.

Assuming that the Deposit Agreement has been duly executed and delivered by the Company and the effectiveness of the Registration Statement at the time of their issuance, I am of the opinion that the ADRs covered by the Registration Statement, when issued in accordance with the terms and conditions of the Deposit Agreement, will be legally issued and will entitle Holders (as such term is defined in the Deposit Agreement) of ADRs to the rights specified in the Deposit Agreement and the ADRs.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States.

Very truly yours,

/s/ Patricia Brigantic
Patricia Brigantic
Director & Counsel